Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumulus Media Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-68487, 333-58969, 333-62538, 333-62542, 333-104542, 333-118047 and 333-156436), Form S-3 (Nos. 333-94323 and 333-83980) and Form S-4 (Nos. 333-90990 and 333-113337) of Cumulus Media Inc. and subsidiaries (the Company) of our report dated March 17, 2008 with respect to the consolidated balance sheet of Cumulus Media Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2007, and the related financial statement schedule for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 10-K of Cumulus Media Inc.
Our report dated March 17, 2008, on the consolidated balance sheet of the Company as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2007, refers to the Company’s adoption of the Financial Accounting Standards Board (FASB) Statement No. 123R, Shared Based Payment, effective January 1, 2006, and the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/  KPMG LLP
Atlanta, Georgia
March 16, 2009